Exhibit 99.1

Evergreen Energy Provides Update on Southern Coal Holdings Joint Venture

Evergreen and WPG Resources Continue Collaboration to Advance SCH

DENVER, December 8, 2011 — Evergreen Energy Inc. (OTCBB: EVEI), provided an update on its joint venture with WPG Resources (ASX: WPG), Southern Coal Holdings (SCH), owned equally by Evergreen and WPG.  During the past two weeks, WPG has been conducting additional due diligence regarding the K-Fuel® technology and the SCH structure and has identified certain issues in its press release issued December 8, 2011.  Evergreen disagrees with WPG’s characterization of these issues as they pertain to Evergreen’s rights to the technology and ownership of SCH.  Evergreen is working to address these issues with WPG in order to advance the development of SCH.
Judy Tanselle, Evergreen’s President, stated: “WPG continues to express its interest in pursuing the SCH joint venture with Evergreen while assessing the impact of recent Evergreen developments.  Our team has been working closely with the WPG delegation in Denver to cooperatively resolve the identified issues. We will provide updates on our progress as appropriate.”

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Our ability to successfully pursue the SCH joint venture with WPG may be adversely impacted by our inability to raise sufficient additional capital in a timely manner to maintain our operations and pursue the development of our technology or the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel® technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, adverse conditions for the marketing and sale of upgraded coal, and the ability of the Company to successfully maintain and defend its patents, including the application of such patents to other uses of the K-Fuel® technology.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, LHA, 415.433.3777, bherrick@lhai.com

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